                                                                    EXHIBIT 99.1


                           (CUMBERLAND BANCORP LOGO)


                              Four Corporate Centre
                      810 Crescent Centre Drive, Suite 320
                               Franklin, TN 37067
             Toll free 866-495-8461 or 615-383-4758 Fax 615-383-8830
                            www.cumberlandbancorp.com


FOR IMMEDIATE RELEASE                       Contact:  Mike Alday
April 29, 2003                                        Alday Communications, Inc.
                                                      615-791-1535 ext. 22


            CUMBERLAND BANCORP CONTINUES RECOVERY, EXPERIENCES GROWTH

FRANKLIN, Tenn. (April 29, 2003) -- Cumberland Bancorp (OTC: CBBP) reported a 26.0% increase in net income and strong growth in assets during the first quarter of 2003.

For the first quarter 2003, Cumberland Bancorp earned $402,000, as compared to $319,000 for the previous quarter (fourth quarter 2002). On a per share basis, net income for the first quarter 2003 was $.03, compared to $.02 for the fourth quarter 2002.

In addition, asset growth continued to be strong at Cumberland Bancorp. As of March 31, 2003, assets totaled $767.0 million, which represented a 26.2% annualized growth rate from December 31, 2002 total assets. Other annualized growth rates for the same time period were 15.6% for loans and 32.2% for deposits.

Net income for the comparable period in 2002 was $507,000 or $.04 per share. Compared to March 31, 2002, assets have grown 11.6%, loans are up 6.2%, and deposits increased by 12.3%.

"We are making significant progress in returning Cumberland Bancorp to its position as a leader among community banks," commented Richard E. Herrington, President of Cumberland Bancorp. "However, this progress will not be evident in our earnings right away. On the positive side, growth in loans, deposits, and relationships continue to be strong."

Cumberland Bancorp's non-performing loans (non-accrual loans and foreclosed properties) declined to $23.5 million at March 31, 2003, a drop of $1.3 million or 5.2% from December 31, 2002.

                                    --more--

CUMBERLAND BANCORP - Page 2

"Our challenge in the coming quarters is in the area of problem assets and their multi-faceted impact on profitability and soundness," explained Herrington. "The level of non-earning assets is declining. Our emphasis has been to identify all of our problems assets and develop the best possible solutions for each. This is a significant allocation of our company's personnel, but we must make this commitment as we return our company to financial health.

"In spite of unprecedented low interest rates and the large level of non-performing assets, we have been able to maintain stable interest rate margins," added Herrington. "Our net interest margin has been relatively flat for the last several quarters."

The company recently announced that shareholders will be asked to approve a name change to Civitas BankGroup at its annual shareholder meeting on May 15, 2003. In addition, Cumberland Bancorp recently paid a quarterly dividend of $.015 per share.

Cumberland Bancorp is a multi-bank holding Company operating more than 30 retail offices. It is the parent Company of The Community Bank in Green Hills, Bank Tennessee in Collierville, Cumberland Bank in Carthage, Bank of Dyer and Bank of Mason.

                                     --30--

THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING CUMBERLAND BANCORP'S FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND CUMBERLAND BANCORP'S CONTROL. SUCH FACTORS INCLUDE, WITHOUT LIMITATION, (i) UNANTICIPATED DETERIORATION IN THE FINANCIAL CONDITION OF BORROWERS RESULTING IN SIGNIFICANT INCREASES IN LOAN LOSSES AND PROVISIONS FOR THOSE LOSSES; (ii) INCREASED COMPITETION WITH OTHER FINANCIAL INSTITUTIONS; (iii) LACK OF SUSTAINED GROWTH IN THE ECONOMIES OF THE COMPANY'S MARKET AREAS; (iv) RAPID FLUCTUATIONS OR UNANTICIPATED CHANGES IN INTEREST RATES, AND (v) CHANGES IN THE LEGISLATIVE AND REGULATORY ENVIROMENT. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT CUMBERLAND BANCORP, IS CONTAINED IN CUMBERLAND BANCORP'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.